EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ENERGY TRANSFER PARTNERS, L.P. PRICES
PREVIOUSLY ANNOUNCED PUBLIC OFFERING OF COMMON UNITS
Dallas, Texas — December 12, 2007 —Energy Transfer Partners, L.P. (NYSE:ETP) today announced that it has priced its previously announced public offering of 5,000,000 common units representing limited partner interests at $48.81 per common unit. Net proceeds from the offering will be used by ETP to repay approximately $240 million outstanding under its $310 million, 364-day term loan credit facility. The offering is scheduled to close December 18, 2007. ETP also granted the underwriters an option to purchase up to an aggregate of 750,000 additional common units to cover over-allotments, if any.
UBS Investment Bank, Citi and Wachovia Securities are acting as joint book-running managers, and Credit Suisse, Deutsche Bank, Lehman Brothers, Morgan Stanley, Morgan Keegan, Raymond James, RBC Capital Markets and Sanders Morris Harris are acting as co-managers. A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the following addresses:

UBS Investment Bank Attn: Prospectus Department 299 Park Avenue New York, New York 10171 888-827-7275	Citi Brooklyn Army Terminal Attn: Prospectus Delivery Dept. 140 58th Street Brooklyn, New York 11220 718-765-6732	Wachovia Securities Attn: Equity Syndicate Dept. 375 Park Avenue New York, NY 10152 e-mail: equity.syndicate@wachovia.com

You may also obtain these documents for free when they are available by visiting EDGAR on the SEC web site at www.sec.gov.
This offering is made pursuant to an effective shelf registration statement and prospectus filed by ETP with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas, Louisiana, New Mexico, Utah and Colorado and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of ETP and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
Statements about the offering may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETP, and a variety of risks that could cause results to differ materially from those expected by management of ETP. ETP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contacts
Investor Relations:
Energy Transfer
Renee Lorenz
214-981-0700
Media Relations:
Vicki Granado
Gittins & Granado
214-361-0400 direct
214-498-9272 cell
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